                                   EXHIBIT 3

                               Number of Shares       Number of Shares              Percent of Class
  Name of Reporting Person       (Direct) (6)            (Indirect)              Beneficially Owned (1)
----------------------------------------------------------------------         -----------------------
Mayfield VIII,                     4,197,436 (2)                -0-                               11.8%
 a California Limited
 Partnership

Mayfield VIII Management,                -0-              4,197,436 (2)                           11.8%
 L.L.C.

Mayfield Associates Fund             220,917 (3)                -0-                                0.6%
 II, a California Limited
 Partnership

Yogen K. Dalal                        37,941              4,525,352 (4)(5)                        12.8%

F. Gibson Myers                          -0-              4,525,352 (4)(5)                        12.7%

Kevin A. Fong                            -0-              4,418,353 (4)                           12.4%

William D. Unger                      25,295              4,525,352 (4)(5)                        12.8%

Wendell G. Van Auken, III                -0-              4,525,352 (4)(5)                        12.7%

Michael J. Levinthal                     -0-              4,418,353 (4)                           12.4%

A. Grant Heidrich, III                   -0-              4,418,353 (4)                           12.4%

Wende S. Hutton                          -0-              4,197,436 (4)                           11.8%

Russell C. Hirsch                     12,646              4,197,436 (4)                           11.8%

Total                              4,601,234                                                      12.9%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of November 13, 2000 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2000.

(2) Represents 4,197,436 shares held directly by Mayfield VIII, of which Mayfield VIII Management is the sole General Partner.

(3)  Represents 220,917 shares held directly by Mayfield Associates Fund II.

(4)  Includes shares held directly by Mayfield VIII and Mayfield Associates Fund
     II. The individual Reporting Persons are Members of Mayfield VIII Management, which is the General Partner of Mayfield VIII. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VIII, but disclaim such beneficial ownership. The individual Reporting Persons, other than Ms. Hutton and Mr. Hirsch, are also General Partners of Mayfield Associates Fund II. Ms. Hutton and Mr. Hirsch are limited partners of Mayfield Associates Fund II. The individual Reporting Persons, other than Ms. Hutton and Mr. Hirsch, may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield Associates Fund II, but disclaim such beneficial ownership.

(5) Includes 106,999 shares held in OR Trust, a trust for which Mr. Dalal, Mr. Myers, Mr. Unger, Mr. Van Auken, and a former employee of Mayfield serve as trustees, and of which Mr. Dalal, Mr. Myers, Mr. Unger, Mr. Van Auken, and such former employee or their family trusts are beneficiaries. Mr. Dalal, Mr. Myers, Mr. Unger, and Mr. Van Auken may be deemed to have shared voting and dispositive power over the shares held in OR Trust, but disclaim such beneficial ownership except to the extent of their economic interest.

(6) Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are held by any other individual Reporting Person in his or her individual capacity. Shares held directly by individual Reporting Persons, other than those shares held by Mr. Hirsch, are held as trustee.

                             Page 38 of 38 pages.